Exhibit 12.1


                      The AES Corporation and Subsidiaries

        Statement Re: Calculation of Ratio of Earnings to Fixed Charges
                            (In millions, unaudited)

                                                                                                                      Three Months
                                                                                                                         Ended
                                                                           Year ended December 31,                     March 31,
                                                         1996         1997         1998         1999         2000        2001
Actual:
Computation of Earnings:

Income from continuing operations
    before income taxes                             $       321  $       380  $       676  $       549  $     1,178  $        195
Adjustment for undistributed equity earnings,
    net of distributions                                    (34)         (78)        (107)          72          375            50
Depreciation of previously capitalized
    interest                                                  4            4            6            6            8             2
Fixed charges                                               225          375          630          848         1616           494
Less:
    Capitalized interest                                    (27)         (67)         (79)        (104)        (207)          (58)
    Preference security dividend of
      consolidated subsidiary                                (5)          (2)          (4)          (6)          (8)           (2)
    Minority interest in pre-tax income of
      subsidiary that has not incurred fixed charges          -            -            -           (2)         (31)          (10)
                                                    ------------ ------------ ------------ ------------ ------------ -------------
Earnings                                            $       484  $       612  $     1,122  $     1,363  $     2,931  $        671
                                                    ============ ============ ============ ============ ============ =============

Computation of Fixed Charges:
Interest expensed and amortization of
    issuance costs                                  $       193  $       306  $       547  $       700  $     1,347  $        419
Capitalized interest                                         27           67           79          104          207            58
Preference security dividend of consolidated
    subsidiary                                                5            2            4            6            8             2
Interest expense included in rental expense                   -            -            -           38           54            15
                                                    ------------ ------------ ------------ ------------ ------------ -------------

Fixed Charges                                       $       225  $       375  $       630  $       848  $     1,616  $        494
                                                    ============ ============ ============ ============ ============ =============

Ratio of earnings to fixed charges                        2.15x        1.63x        1.78x        1.61x        1.81x         1.36x
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